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                                                                    EXHIBIT 99.2

                                  TERM SHEET

                              G & L REALTY CORP.

     The purpose of this Term Sheet is to outline in general terms a transaction proposed by Daniel M Gottlieb and Steven D. Lebowitz to acquire all the outstanding shares of common stock, par value $.01, of G & L Realty Corp. (the "Company") not owned by them. This Term Sheet is not intended as a binding agreement with respect to the proposed transaction, and all of the terms remain subject to the negotiation and execution of definitive agreements of merger with the Company and with G & L Realty Partnership, L.P. (the "Partnership"), as well as other ancillary documents to accomplish the objective described below.

     Objective:  The objective of Messrs. Gottlieb and Lebowitz is to cash out
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the public holders of common stock, following which Messrs. Gottlieb and
Lebowitz will be the only common stockholders of the Company. It is also the desire of Messrs. Gottlieb and Lebowitz to receive cash for a portion of their shares of the Company, units of the Partnership or a combination of both. The two series of preferred stock are to remain outstanding following the transaction.

     Structure:  The proposed structure involves the following steps:
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             1.  Messrs. Gottlieb and Lebowitz will form a Maryland limited liability company ("LLC A") and a Delaware limited liability company ("LLC B"), the sole member of which will be LLC A.

             2. LLC B will borrow an amount sufficient to pay the aggregate purchase price to the public common stockholders, plus from $4 million to $11 million to pay Messrs. Gottlieb and Lebowitz for some of their shares in the Company, their units in the Partnership or a combination of both.

             3. LLC B will distribute to LLC A the funds necessary to pay the aggregate purchase price to the public common stockholders, plus any amount to be paid to Messrs. Gottlieb and Lebowitz for a portion of their shares.

             4. LLC A will merge into the Company and the shares held by the public common stockholders will be converted into the right to receive cash in the amount of the purchase price. Messrs. Gottlieb and Lebowitz may receive cash for a portion of their shares at the same purchase price.

             5. LLC B will merge into the Partnership, in which case the Partnership will succeed to LLC B's indebtedness and the Partnership's assets will, to the extent permitted, secure that indebtedness. Messrs. Gottlieb and Lebowitz may receive cash for a portion of their units at the per share purchase price.

             6. The Partnership will spin off its non-MOB assets into a new partnership. This step may occur earlier in the process, depending largely on the views of the financing source.
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     Price:    The purchase price for the common stock will be $11.00 per share.
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     Options:  Each outstanding option, whether or not fully vested, will become
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exercisable in full and converted into the right to receive an amount of cash equal to the product of the number of shares subject to the option and the excess, if any, of the purchase price over the exercise price of the option.

     Representations and Warranties:  The definitive merger agreement will
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contain representations and warranties of the parties customary for transactions of this type.  The representations and warranties will not survive the closing.

     Covenants:   The covenants of the parties will include the following:
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             1.   The Company will not initiate, solicit or encourage any
                  acquisition proposal, subject to a "fiduciary out" in the event of an unsolicited superior acquisition proposal.

             2. The Company will conduct its business in the normal course and continue to make distributions to holders of its common and preferred stock in amounts no more than and on the same basis as the last quarter, in the case of common stock, or month, in the case of preferred stock.

             3. The Company will as soon as practicable after execution of a definitive merger agreement call and convene a meeting of holders of common stock to obtain approval of the merger. The board of directors will recommend approval of the merger.

             4. The Company and the Partnership will cooperate with Messrs. Gottlieb and Lebowitz in connection with the proposed financing of the transaction.

             5. The Company will not settle any stockholder claims without the consent of Messrs. Gottlieb and Lebowitz.

             6. Such other covenants as are customary for transactions of this type.

     Conditions:  The conditions to the transaction will include the following:
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             1.   The definitive agreement and merger of LLC A with and into the
                  Company shall have been approved by a vote of holders of (a) 2/3rds of the common shares entitled to vote and (b) a majority of the common shares not held by Messrs. Gottlieb and Lebowitz.

             2. The Board of Directors shall have received a fairness opinion of Houlihan Lokey Howard & Zukin, its financial advisor, and such opinion shall not have been withdrawn or materially and adversely modified.

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             3.   Messrs. Gottlieb and Lebowitz shall have obtained the
                  financing necessary to consummate the transaction on terms satisfactory to them.

             4. The receipt of consents of third parties required under any material contracts of the Company or its subsidiaries.

             5. The satisfaction of all applicable regulatory and governmental requirements and approvals.

             6. The satisfaction of such other conditions as are customary for transactions of this type.

     Termination: The agreement may be terminated and the merger abandoned by
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mutual consent, if the closing shall not have taken place by a date to be agreed upon or in the event of a material adverse change in the Company's financial condition, results of operations, assets, etc. or proceedings restraining or prohibiting the merger. Messrs. Gottlieb and Lebowitz may terminate if the board of directors withdraws or modifies in an adverse manner its approval or recommendation of the transaction, another acquisition proposal is accepted or the meeting of holders of common shares is not held for certain specified reasons. The Company may terminate if the board of directors exercises its fiduciary out or the requisite vote of stockholders is not obtained.

     Expense Reimbursement:  In the event the agreements are terminated and the
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mergers are abandoned under circumstances to be agreed upon, Messrs. Gottlieb and Lebowitz will be entitled to reimbursement of expenses. These expenses will include fees and expenses of accountants, financial advisors, attorneys and consultants engaged by them or their affiliates or by any persons or entities proposing to provide financing, as well as any commitment and other fees, charges and expenses of any such persons or entities (e.g. GMAC's commitment fee).

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